UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2007

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On September 14, 2007, Equinix, Inc. (“Equinix”) completed the previously announced acquisition (the “Acquisition”) of the entire issued and to be issued share capital of IXEurope Plc (“IXEurope”) at 140 British pence for each IXEurope share. The Acquisition has been implemented by way of a scheme of arrangement in the UK. As a result of the Acquisition, IXEurope has become a wholly-owned subsidiary of Equinix.

Under UK law, Equinix has 14 days to furnish the cash consideration for the Acquisition to the IXEurope shareholders. Equinix intends to pay the consideration from the proceeds of a concurrent debt and common stock offering, both of which were launched today.

A copy of the press release announcing the completion of the Acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Events

Launch of Debt and Common Stock Offerings

On September 14, 2007, Equinix concurrently launched a debt offering and common stock offering.

A copy of the press release announcing the launch of the offerings is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Guidance

On September 14, 2007, Equinix issued a press release containing updated guidance for the quarter ending September 30, 2007 and the years ending December 31, 2007 and 2008. A copy of the press release is attached hereto as Exhibit 99.3.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for IXEurope

In connection with the Acquisition of IXEurope, the following is management’s discussion and analysis of financial conditions and results of operations for IXEurope.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated historical financial statements of IXEurope and related notes thereto for the years ended December 31, 2006, 2005 and 2004 (audited) and the six months ended June 30, 2007 and 2006 (unaudited) included elsewhere in this report which have been prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS differs in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). For a discussion of differences as applied to IXEurope’s consolidated financial statements, see Note 27 to IXEurope’s audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and Note 7 to IXEurope’s unaudited consolidated financial statements for the six months ended June 30, 2007 and 2006. All amounts presented herein are in British pounds; however, approximate U.S. dollar equivalents are provided parenthetically. All such U.S. dollar equivalents were prepared using the exchange rate in effect as of June 30, 2007, which was 1 British pound being the equivalent of 2.0016 U.S. dollars.

Overview

As of June 30, 2007, IXEurope has fourteen IXDatacentres™ in seven cities in four countries across Europe and provides services that meet the needs of organizations seeking primary data center, internet infrastructure, business continuity and financial exchange solutions. IXEurope has over 450 customers including three multinational pharmaceutical companies, two of the Big Four consultancies, numerous financial institutions and a number of the world’s largest Internet companies.

IXEurope has established a reputation for developing and maintaining highly specified facilities. Every IXDatacentre™ has been built to rigorous standards with technical space, connectivity, power, security, fire protection, environmental controls and technical support. Each IXDatacentre™ is ISO9001-2000 accredited and IXEurope’s management system strives to ensure that its buildings are maintained in peak operating condition and its services are consistent.

Providers to the European data center market can be divided into three categories:

•

Carrier neutral (including IXEurope) where customers can locate their own equipment in a third party data center and buy connectivity from a multiple choice of telecommunications providers connected to that data center.

•	Telecommunications companies where customers can locate their own equipment in the data center and buy connectivity from the same telecommunications provider.

•	IT outsourcers where customers can locate their own equipment in the data center and include multiple other IT services within the same outsourcer contract.

Following the dot.com era, the data center service providers in the European market reduced in number as many players downsized or became bankrupt. IXEurope is one of the few original pan-European datacenter providers. The business model has remained consistent: build high quality datacenter facilities and leverage a fixed cost base by selling data center space and services on long term recurring revenue contracts.

The basis for IXEurope’s revenue and EBITDA growth is the sale of data center space and services on recurring revenue contracts. Therefore, the addition of net space as occupancy rates increase is needed to continue the growth of IXEurope. As the cost structure is mostly fixed, an increase in revenues leverages the business and results in improved results of operations. During 2006 and through June 30, 2007 one new site was added in each country (Munich1, Zurich3, Paris2, London4), with net space available increasing by 80% to 30,200 square meters (or approximately 325,000 square feet) and a further 6,900 square meters (or approximately 74,200 square feet) of net space under construction or planned as of June 30, 2007.

IXEurope’s strategy remains consistent with prior years in terms of growing the business and trying to capture market share. Particular areas of focus for 2007 and beyond include delivery of phase 1 of London4 (5,000 square meters of net space or approximately 53,800 square feet) and other space expansion projects across Europe, while continuing to deliver quality services as the business grows. London4 is IXEurope’s biggest build-out under way and is a greenfield IXDatacentre™, which opened to customers in July 2007. The site benefits from a very high power supply with a potential of 24 megawatts available. The first customer contract was signed six months before delivery for £20 million ($40.0 million) over 10 years. Within the same building, a second phase of 5,000 square meters of net space (or approximately 53,800 square feet) to meet customer demand has been announced.

During the six months ended June 30, 2007, IXEurope increased contracted monthly recurring revenues, which is referred to as MRR, to £4.9 million ($9.8 million) from £3.8 million ($7.6 million) as of December 31, 2006. IXEurope’s contracted MRR has grown each year over the past several years and amongst all four countries in which IXEurope operates.

IXEurope added several new services in 2006 in order to provide extra services to its customers, and help make IXEurope an attractive corporate option. These extra services included IXLAN™ (allowing customers to connect between IXDatacentres™ on a fast, resilient network), IXFX™ (including proximity trading launched with Deutsche Boerse Systems) and a new TIX™ (Internet exchange) in Munich. These extra services are in addition to the IXConnect™ suite of cabling and interconnect services, remote hands, the TIX™ in Zurich and the CIXP™ (CERN Internet Exchange Point) in Geneva.

Through 2006 and the six months ended June 30, 2007, customer pipelines remained strong and pricing rose as a result of higher demand, lower supply of high-specification space and higher customer specification requirements (for example, greater resilience of core infrastructure and higher power/cooling densities). Drivers behind customer demand include the increasing difficulty of securing power on self-operated data centers, wide adoption of broadband and high-bandwidth services (such as IPTV), regulatory requirements (such as Basel II and Sarbanes-Oxley) and the advent of high-power blade servers.

Power has become increasingly important to IXEurope as secured, high-density supply is a driver of customer demand and customers are using more power. The increase in power prices has also meant that both power revenues and power costs have increased as a proportion of the business, and IXEurope believes this trend is likely to continue in the near future.

Over 85% of IXEurope revenues are recurring. Recurring revenues relate principally to data center space and related services contracted in advance by customers. Contracts are typically three to five years long, with some anchor-client contracts as ten year commitments. Non-recurring revenues arise from customer installations (accounted for under IAS 18 at the point of installation acceptance by the customer and not deferred), ad-hoc services and equipment sold.

Cost of sales represent the IXDatacentreTM costs such as the IXDatacentreTM staff and facility costs, power and supplies.

General administrative expenses include non-IXDatacentreTM staff and facility costs, marketing, administration and legal and professional fees.

Share option charges represent the fair value of the options at the date of grant, which are charged over the vesting period under IFRS 2. Non-market vesting conditions of options are taken into account by adjusting the number of equity instruments expected to vest at each balance sheet date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Market vesting conditions are factored into the fair value of the options granted. IXEurope uses the binomial model to calculate the fair value of the options.

Depreciation and amortization represents the amortized costs of IXEurope’s property, plant and equipment and intangible assets, which are amortized over their estimated useful lives.

Recent Developments

In January 2007, IXEurope’s new Paris2 IXDatacentreTM became fully operational and IXEurope has seen strong demand in France. As a result, in June 2007, IXEurope announced the expansion of the Paris2 IXDatacentreTM by a further 1,500 square meters (or approximately 16,100 square feet) with expected capital expenditures of £4.5 million ($9.0 million).

In January 2007, IXEurope announced that, in order to capture market demand, construction of London4 Phase 1 (5,000 square meters of net space or approximately 53,800 square feet) would be accelerated and built to an increased specification. Total expected capital expenditures for London4 Phase 1 increased to £20.4 million ($40.8 million) as of June 30, 2007. In addition, the Board decided to prepare for London4 Phase 2 by building the mezzanine floor in Phase 1 at a cost of £1.5 million ($3.0 million). Construction of this second phase was announced in July 2007.

On September 14, 2007, a wholly-owned subsidiary of Equinix completed the acquisition of all of the issued and to be issued share capital of IXEurope, which is referred to as the IXEurope acquisition. Under the final terms of the IXEurope acquisition, IXEurope shareholders will receive 140 British pence in cash for each IXEurope share valuing the share capital of IXEurope on a fully diluted basis at approximately £270.1 million ($540.6 million).

Results of Operations

Six months ended June 30, 2007 and 2006

Revenues: Revenue continued to grow in 2007 increasing by 69% for the six months ended June 30, 2007 to £25.8million ($51.6 million) compared to £15.3 million ($30.6 million) for the same period in 2006 as a result of the continued growth in IXEurope’s customer base and contracted MRR.

IXEurope’s core colocation revenue for the six months ended June 30, 2007 increased by 51% to £19.6 million ($39.2 million) compared to £12.9 million ($25.8 million) for the same period in 2006. Power revenue increased by 162% for the six months ended June 30, 2007 to £6.2 million ($12.4 million) compared to £2.4 million ($4.8 million) for the same period in 2006, and increased to 24% of total revenues for the six months ended June 30, 2007 compared to 16% in the comparable period in 2006.

All four countries continued to grow revenues during the first half of 2007.

•

Revenue in the UK for the six months ended June 30, 2007 increased by 55% year on year. London3 was fully occupied by the third quarter of 2006 and therefore new sales in the UK were restricted by capacity. London4 will provide 5,000 square meters (or approximately 53,800 square feet) of net space, and began to generate revenues in the second half of 2007.

•

Revenue in Germany for the six months ended June 30, 2007 increased by 67% year on year. This increase was principally due to the Munich IXDatacentreTM generating revenues in 2007 (versus generating revenues only from April 2006 in the period ending June 30, 2006, and at lower occupancy) and the increased occupancy at Frankfurt2.

•

Revenue in France for the six months ended June 30, 2007 increased by 241% year on year. This growth reflects the revenue generation from the Paris1 expansion during the second half of 2006 and from the new Paris2 IXDatacentreTM, which opened in early 2007.

•	Revenue in Switzerland for the six months ended June 30, 2007 increased by 16% year on year based on increased occupancy within the Zurich2 facility and continuing growth in Geneva.

Cost of Sales: Cost of sales for the six months ended June 30, 2007 equaled £14.5 million ($29.0 million), compared to £9.3 million ($18.6 million) for the same period in 2006. This increase partly relates to the cost of new sites, Paris2, Zurich3 and London4 coming on-line in 2007. Power costs have increased significantly year over year, in line with the increase observed for power revenues. Installation and other costs were also high in 2007 mainly due to a large number of installations at the new Paris2 IXDatacentreTM, and consultancy services provided in Germany.

General Administrative Expenses: General administrative expenses for the six months ended June 30, 2007 totaled £5.9 million ($11.8 million) increasing by 40% compared to £4.2 million ($8.4 million) for the same period in 2006. The increase in these costs is mainly due to an increase in staff numbers within the London head office and local country management and increased sales commission relating to significant customer deals signed in the first half of 2007.

IPO Related Expenses: Expenses totaling £1.6 million ($3.2 million) for the six months ended June 30, 2006 relate to the listing process on the London Stock Exchange’s Alternative Investment Market, or AIM, in April 2006. Under IFRS, the total expenses are split into an income statement charge (the proportion of costs related to existing share capital) and a shareholder reserve charge (the proportion relating to new capital raised). These expenses were not applicable for the six months ended June 30, 2007.

Share Option Charges: In line with IFRS 2, the fair value of the two IXEurope share option schemes was updated as of June 30, 2007. The resulting charge to the income statement for the six months ended June 30, 2007 was £1.1 million ($2.2 million) compared to £0.1 million ($0.2 million) for the same period in 2006. This increase is primarily due to the majority of options being granted subsequent to IXEurope’s AIM listing in April 2006.

Depreciation and Amortization: The total charge for depreciation and amortization for the six months ended June 30, 2007 was £3.9 million ($7.8 million) representing an increase of 57% compared to £2.5 million ($5.0 million) for the same period in 2006. The increase reflects the expansion of the business and the investment in build-outs of IXDatacentresTM. In the six months ended June 30, 2007, IXEurope added tangible assets of £11.5 million ($23.0 million).

Financial Income: During the six months ended June 30, 2007, total financial income was £0.2 million ($0.4 million) compared to £0.1 million ($0.2 million) for the same period in 2006 as a result of higher average cash balances. Financial income includes interest from bank deposits and other items such as rent deposits.

Financial Expense: During the six months ended June 30, 2007, total financial expense was £0.8 million ($1.6 million), down by 31% compared to £1.1 million ($2.2 million) for the same period in 2006. This decrease was mainly as a result of reduced interest expense in connection with certain financial liabilities which converted into equity at the time of the AIM listing in April 2006.

Income Tax Expense: During the six months ended June 30, 2007, IXEurope incurred income tax expense of £210,000 ($420,000). This compared to a nominal £2,000 ($4,000) income tax expense in the six months ended June 30, 2006. This increase is primarily due to the improved operating results period over period.

Years Ended December 31, 2006 and 2005

Revenues: Revenue increased by 66% for the year ended December 31, 2006 to £37.3 million ($74.7 million) compared to £22.5 million ($45.0 million) in 2005 as a result of the continued growth in IXEurope’s customer base and contracted MRR.

IXEurope’s revenues of space and related revenue increased by 50% in 2006 to £29.9 million ($59.8 million) compared to £19.9 million ($39.8 million) in 2005. Power revenue increased by 182% to £7.4 million ($14.8 million) compared to £2.6 million ($5.2 million) in 2005 and increased to 20% of total revenues (2005: 12%).

All four countries continued to grow revenues during 2006.

•

Revenue in the UK in 2006 increased by 56%. London3 (acquired in the fourth quarter of 2005) was completely redesigned and its capacity expanded from approximately 300 square meters to 2,700 square meters (or approximately 3,200 square feet to 29,100 square feet) with a high-power specification and was fully sold by the third quarter of 2006.

•

Revenue in Germany in 2006 increased by 105%. This increase was principally from selling the space at Frankfurt2 (acquired in the fourth quarter of 2005) and Munich (acquired in the second quarter of 2006).

•

Revenue in France in 2006 increased by 74%. In 2006, the expansion of Paris1 together with the acquisition and build-out of Paris2 significantly increased the presence and visibility of the company in France and allows customers dual-site offerings with IXEurope.

•

Revenue in Switzerland in 2006 increased by 12%. In 2006, IXEurope acquired a 300 square meters (or approximately 3,200 square feet) IXDatacentre™ in Zurich to complement the TIX™ services already well established in the existing Zurich 1 and 2 IXDatacentres™.

Cost of Sales: Cost of sales in 2006 were £22.5 million ($45.0 million), compared to £12.5 million ($25.0 million) for the same period in 2005. This increase related to expenses at the London3 and Frankfurt2 IXDatacentresTM being included for the full year in 2006, and some initial expenses being incurred at Paris2. IXEurope has also seen total power costs rise significantly year on year, in line with power revenues, to approximately £8.2 million ($16.4 million). Installation and other costs were also significantly higher in 2006 mainly due to a large number of installations at London3 and Paris1, and other non-core services provided in Germany.

General Administrative Expenses: General administrative expenses in 2006 totaled £9.9 million ($19.8 million) increasing by 3% over 2005 at £9.6 million ($19.2 million). Central staff costs grew only marginally between 2006 and 2005; therefore, the majority of the increase was largely due to increased legal and professional costs.

IPO Related Expenses: Expenses related to the AIM listing process in 2006 totaled £1.6 million ($3.2 million). Under IFRS, the total expenses are split into an income statement charge (the proportion of costs related to existing share capital) and a shareholder reserve charge (the proportion relating to new capital raised). As 45,454,546 new shares were raised resulting in a total issued share capital of 172,584,323, 73.7% of the costs, £1.2 million ($2.4 million), was recognized in the income statement and 26.3%, £0.4 million ($0.8 million), was recognized in the share premium account. These expenses were not applicable for 2005.

Share Option Charges: The two share option schemes adopted in 2006 resulted in a charge to the income statement of £0.5 million ($1.0 million) as compared to £0 in 2005.

Depreciation and Amortization: The total charge for depreciation and amortization in 2006 was £5.8 million ($11.6 million) representing an increase of 48% over 2005 at £3.9 million ($7.8 million). The increase reflects the expansion of the business and the investment in build-outs of IXDatacentresTM. During 2006, IXEurope added tangible assets of £13.9 million ($27.8 million).

Negative Goodwill: In 2005, negative goodwill of £1.3 million ($2.6 million) arose on the acquisitions of London3 and Frankfurt2 as a result of the fair value of the acquired entities exceeding the value of the consideration paid for such acquisitions. Under IFRS, this difference is recorded as negative goodwill. No negative goodwill arose in 2006.

Provision Release: Following a review of the remaining expenses associated with exiting leases in Italy and Spain, provisions of £0.1 million ($0.2 million) were released in 2005. No adjustment was required in 2006.

Restructuring Costs: Restructuring expenses of £0.9 million ($1.8 million) were recognized in 2005 relating to equity restructuring and the restructuring of the French and German operations. These expenses were not applicable in 2006.

Financial Income: In 2006, total financial income was £0.1 million ($0.2 million), up by 34% compared to 2005 as a result of higher average cash balances. Financial income includes interest from bank deposits and other deposits such as rent deposits.

Financial Expense: In 2006, total financial expense was £1.9 million ($3.8 million), down by 41% compared to 2005 at £3.1 million ($6.2 million). The decrease in total expense was primarily related to the fact that in 2005 IXEurope incurred a £2.4 million ($4.8 million) charge to interest expense related to fair value adjustments for shareholder loans under IAS 39. This decrease was partially offset by an increase in interest expense as a result of increased drawdowns related to the CIT loan facilities.

Income Tax: In 2006, IXEurope recognized a deferred tax asset for the first time under IAS 12. This consisted of a credit of £0.7 million ($1.4 million) for a deferred tax asset recognized on losses in IXEurope’s subsidiary in Switzerland, a credit of £0.1 million ($0.2 million) relating to a deferred tax asset on share option charges, and a small charge relating to current tax payable.

Years Ended December 31, 2005 and 2004

Revenues: Revenue increased by 45% to £22.5 million ($45.0 million) in 2005 compared to £15.5 million ($31.0 million) in 2004 as a result of the continued growth in IXEurope’s customer base and contracted MRR.

IXEurope’s revenues of space and related revenue increased by 42% to £19.9 million ($39.8 million) in 2005 compared to £14.1 million ($28.2 million) in 2004. Power revenue increased by 84% to £2.6 million ($5.2 million) in 2005 compared to £1.4 million ($2.8 million) in 2004 and increased to 12% of total revenues in 2005 versus 9% in 2004.

All four countries continued to grow revenues during 2005.

•	Revenue in the UK in 2005 increased by 32%. Revenue increased organically from the two IXDatacentresTM and, in the second half of 2005, from the acquisition of London3.

•	Revenue in Germany in 2005 increased by 101%. This increase was principally from the two existing IXDatacentresTM, with Frankfurt 2 adding revenue from November 2005.

•	Revenue in France in 2005 increased by 20%. The choice and capacity of the telecom networks available at the Paris IXDatacentreTM were increased in 2005.

•	Revenue in Switzerland in 2005 increased by 22%. IXEurope increased capacity at the Zurich2 IXDatacentreTM and commenced the upgrade of Zurich1 infrastructure.

Cost of Sales: Cost of sales in 2005 were £12.5 million ($25.0 million), compared to £9.2 million ($18.4 million) in 2004. The biggest single factor was the increase in power costs which grew by 79% from the same period in 2004. Installation and other costs grew by 26% and bandwidth costs by 115% as capacity was increased at several sites across IXEurope’s data centers.

General Administrative Expenses: General administrative expenses in 2005 totaled £9.6 million ($19.2 million) increasing by 28% as compared to £7.5 million ($15.0 million) in 2004. The increase in these costs in 2005 reflects a small increase in central staff and marketing costs, but mostly relates to increased legal and professional costs in 2005 associated with acquiring the London3 and Frankfurt2 sites, along with increased sales commission and bonus payments.

Depreciation and Amortization: The total charge for depreciation in 2005 was £3.9 million ($7.8 million), with a negative goodwill credit to the income statement of £1.3 million ($2.6 million), representing an increase of 17% over 2004 at £3.3 million ($6.6 million). The increase reflects the expansion of the business and the investment in build-outs of IXDatacentresTM. During 2005, IXEurope added tangible assets of £9.0 million ($18.0 million) and acquired assets of £6.4 million ($12.8 million).

Negative Goodwill: During 2005, IXEurope acquired the assets and business relating to two new sites, London3 and Frankfurt2. Negative goodwill arose under both acquisitions, £0.3 million ($0.6 million) for the acquisition of the London3 IXDatacentreTM, and £1.0 million ($2.0 million) for the Frankfurt2 IXDatacentreTM. Negative goodwill of £0.6 million ($1.2 million) arose on the acquisition of the Geneva1 IXDatacentreTM during 2004.

Provision Release: A provision release of £0.1 million ($0.2 million) was made during 2005 relating to the estimated expense associated with exiting leases in both Italy and Spain. No adjustment was required in 2004.

Restructuring Costs: Following two acquisitions in Germany during the course of 2005, the German operations were restructured towards the end of 2005, with a smaller restructuring occurring in the French operations. Additional expenses were also incurred as a result of the equity restructuring exercise that took place during 2005. No such activities took place in 2004.

Financial Income: In 2005, total financial income was £0.1 million ($0.2 million), down by 65% compared to £0.2 million ($0.4 million) in 2004. This decrease was due to a fall in interest receivable on landlord deposits, partially compensated by an increase in interest receivable on bank-deposited cash.

Financial Expense: In 2005, total financial expense was £3.1 million ($6.2 million) up from £0.2 million ($0.4 million) in 2004. The principal increase related to the accounting for the fair value of the shareholder loan under IAS 39 and an increase in interest expense on the CIT loan facilities. In 2005, a charge of £2.4 million ($4.8 million) for the shareholder loan was charged to interest expense. No such charge was required in 2004.

Income Tax: In 2005, IXEurope’s tax charge was £42,000 ($84,000) as compared to £11,000 ($22,000) in 2004, a nominal increase.

Debt Obligations

As of June 30, 2007, IXEurope’s debt totaled £21.7 million ($43.4 million) and was comprised of (i) the CIT facility and (ii) finance leases.

CIT facility. In September 2005, IXEurope entered into a senior facility agreement (€20 million) and a mezzanine facility (€7 million) with CIT Bank Limited or CIT. In April 2006, the CIT mezzanine facility was repaid in full following the successful AIM listing. In July 2006, the CIT senior facility agreement, which IXEurope refers to as the CIT facility, was increased to £27.4 million ($54.8 million). In February 2007, the CIT facility was increased to £40 million ($80.1 million) and in June 2007, was further increased to £82 million ($164.1 million). The CIT facility provides funding for planned expansions and future projects, and has a seven year term ending on June 30, 2014. As of June 30, 2007, IXEurope had drawn £19.6 million ($39.2 million) under the CIT facility, which initially bears interest at floating rates based on LIBOR/EURIBOR + 2.0-2.25% and a mandatory cost. The CIT facility includes four financial covenants to be tested from September 2007 onwards, namely; interest cover, cash flow test, leverage test and capital expenditure test. When increasing the CIT facility to £82 million ($164.1 million) in June 2007, IXEurope also renegotiated the repayment schedules and the final repayments are due in 2014 with intermediate payments dependent on the value of drawings made.

Finance leases. As of June 30, 2007, IXEurope, among all of its subsidiaries, had 20 finance leases with an aggregate capital amount outstanding of £2.1 million ($4.2 million). The lease start and end dates are varied and cover various IXDatacentres™ assets such as generators, UPS units and other IT equipment.

Debt Maturities, Financings, Leases and Other Commitments

IXEurope leases 13 of the 14 IXDatacentre™ premises and has additional leases for other properties (for example, headquarter offices and business continuity suites). These leases are accounted for as operational leases and are non-cancelable. The table below represents the capital due on the CIT facility, finance leases, operational leases and other commitments as of June 30, 2007 (in GBP millions):

	CIT facility	Finance leases	Operational leases(1)	Other commitments(1)	Total
Less than one year	£0.2	£0.6	£4.8	£14.1	£19.7
One to five years	9.5	1.5	20.8	4.5	36.3
More than five years	9.9	—	46.1	—	56.0

	£19.6	£2.1	£71.7	£18.6	£112.0

(1)	Represents off-balance sheet arrangements. Other commitments are described below.

IXEurope also has a contractual commitment to pay a further £5.5 million ($11.0 million) over the next three years for the delivery of additional power capacity to the London4 IXDatacentre™. In addition, capital commitments relating to London4 were £13.1 million ($26.2 million) as of June 30, 2007. Such other commitments are reflected in the table above as “other commitments.”

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

The required financial statements of IXEurope are attached hereto as Exhibit 99.4 and are incorporated herein by reference.

(b)	Pro Forma Financial Statements.

The required pro forma financial information is attached hereto as Exhibit 99.5 and is incorporated herein by reference.

(d)	Exhibits.

23.1	Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm.

99.1	Press release of Equinix, Inc. dated September 14, 2007 regarding completion of the IXEurope Acquisition.

99.2	Press release of Equinix, Inc. dated September 14, 2007 regarding launch of debt and common stock offerings.

99.3	Press release of Equinix, Inc. dated September 14, 2007 regarding updated guidance for the quarter ending September 30, 2007 and the years ending December 31, 2007 and December 31, 2008.

99.4	Audited consolidated balance sheets of IXEurope as of December 31, 2006 and 2005 and the related consolidated income statements, consolidated statements of recognized income and expense and consolidated cash flow statements for each of the three years in the period ended December 31, 2006.

Unaudited consolidated balance sheet of IXEurope as of June 30, 2007 and the unaudited consolidated income statements, consolidated statements of recognized income and expense and consolidated cash flow statements for the six month periods ended June 30, 2007 and 2006.

99.5	Unaudited pro forma combined consolidated condensed financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: September 14, 2007	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm.

99.1	Press release of Equinix, Inc. dated September 14, 2007 regarding completion of the IXEurope Acquisition.

99.2	Press release of Equinix, Inc. dated September 14, 2007 regarding launch of debt and common stock offerings.

99.3	Press release of Equinix, Inc. dated September 14, 2007 regarding updated guidance for the quarter ending September 30, 2007 and the years ending December 31, 2007 and 2008.

99.4	Audited consolidated balance sheets of IXEurope as of December 31, 2006 and 2005 and the related consolidated income statements, consolidated statements of recognized income and expense and consolidated cash flow statements for each of the three years in the period ended December 31, 2006.

Unaudited consolidated balance sheet of IXEurope as of June 30, 2007 and the unaudited consolidated income statements, consolidated statements of recognized income and expense and consolidated cash flow statements for the six month periods ended June 30, 2007 and 2006.

99.5	Unaudited pro forma combined consolidated condensed financial information.